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                                                                   EXHIBIT 3.2.8

                               OPERATING AGREEMENT

                                       OF

                            SCI PLANT NO. 22, L.L.C.

         THIS OPERATING AGREEMENT (this "Agreement"), dated as of the 31st day of March, 2000, is made by SCI Technology, Inc., an Alabama corporation ("SCITI"), as the sole member of the Company. For purposes of this Agreement, the term "Member" shall refer only to SCITI.

                                   ARTICLE 1
                          THE LIMITED LIABILITY COMPANY

         1.1 Formation. The Member hereby forms a limited liability company upon the terms and conditions provided in this Agreement, subject to the provisions of the Colorado Limited Liability Company Act (the "Act").

         1.2 Name. The name of the limited liability company shall be SCI Plant No. 22, L.L.C. (the "Company").

         1.3 Articles of Organization. The Member caused articles of organization that comply with the requirements of the Act to be properly filed with the Colorado Secretary of State on the ____ day of March, 2000.

         1.4 Business. The business of the Company shall be to: (i) engage in the business of segregating employment related costs and tracking costs of production in order to more competitively bid on contracts, (ii) engage in such other lawful activities as the Member deems desirable, and (iii) to do any and all other things necessary, desirable or incidental to the foregoing purposes. The Company may lease, sell, trade, auction or otherwise dispose of all or substantially all of its assets and any such transaction shall be considered to be within the scope of the Company's business.

         1.5 Principal Place of Business; Registered Office and Agent. The Company's principal place of business shall be at 702 Bandley Drive, Fountain, Colorado 80817 or such other place either within or without Colorado as may be selected from time to time by the Member. The registered office of the Company shall be at 1675 Broadway, Denver, Colorado 80202, or such other place in Colorado as may be selected from time to time by the Member. The Company's registered agent at such address shall be The Corporation Company.

                                    ARTICLE 2
                              CAPITAL CONTRIBUTIONS

         2.1 Initial Capital Contributions. Upon execution of this Agreement, the Member agrees to make an initial capital contribution to the Company as set forth on the attached Exhibit A to this Agreement. Upon the addition of additional members, the members shall make capital contributions to the Company in proportion to their membership interests. Capital contributions shall be

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determined by consent of all the members. Individual capital accounts shall be maintained for the members.

         2.2 Additional Capital Contributions. If from time to time in the reasonable judgment of the Member the Company requires additional capital for the operations of the Company, the Member may, in its discretion, borrow the funds from a third party, loan the funds to the Company or contribute the additional capital required by the Company.

         2.3 Right to Enforce. No person shall have the right to enforce any obligation of the Member to contribute capital to the Company, and specifically no lender or other third party shall have such rights.

         2.4 Return of Capital Contributions. Capital contributions shall be expended in furtherance of the business of the Company. All costs and expenses of the Company shall be paid from its funds. No interest shall be paid on capital contributions.

         2.5 Accounts. All funds of the Company shall be initially deposited in a separate account or accounts maintained at one or more financial institutions. Each member shall have signatory authority over the accounts maintained at any financial institution.

                                    ARTICLE 3
                                 DISTRIBUTIONS

                  Upon vote of the members, the Company shall make distributions out of its available cash funds or other assets to the members in proportion to their respective membership interests in accordance with the Act. A member may be required to accept a distribution from the Company in cash or in kind or partly in cash and partly in kind.

                                   ARTICLE 4
                          ALLOCATION OF PROFIT AND LOSS

                  The profit or loss of the Company shall be determined on an annual basis and for such other periods as may be required. All profit and loss of the Company shall be allocated to the Member. For federal income tax purposes, the Company shall be disregarded as an entity separate from the Member and each item of income, gain, loss and deduction of the Company shall be taxable to the Member as if the Company was taxable as a sole proprietorship. The classification of the Company as a sole proprietorship for federal income tax purposes shall have no effect on the liability of the Member under a judgment, decree, or order of a court, or in any other manner, for a debt, obligation, or liability of the Company.

                                    ARTICLE 5
                                   MANAGEMENT

                  The business and affairs of the Company shall be managed by the members. Each member shall participate equally in the management and affairs of the Company. No member shall be entitled to receive a salary or other compensation from the Company in connection with the management of the Company. All deeds, notes, mortgages, security agreements, leases, options, sale

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contracts, and other contracts and documents which are to be executed by the
Company shall be sufficient if signed on behalf of the Company by any one member. Any third party dealing with the Company shall be fully protected in relying upon the execution of any Company document by any one of the members and the signature of such member thereon shall be conclusive evidence of the authority of such member to sign on behalf of the Company with respect to any third party relying thereon.

                                    ARTICLE 6
                                     MEMBERS

         6.1 Additional Members. The Member shall have the right to admit additional members, Where there are two or more members, the members holding over fifty percent (50%) of the membership interests may admit additional members. At such time as additional members are admitted, the Company and the Member shall cause this Agreement to be amended pursuant to Section 10.2 to accommodate such additional members.

         6.2 Action by the Member. The affirmative consent (regardless of whether written, oral, or by course of conduct) of the Member shall constitute the assent of all of the members for purposes of any provision of the Agreement or the Act. All decisions concerning the business affairs of the Company shall be made by the Member. Any action required or permitted to be taken at a meeting of members shall be taken by the Member by recording the action in the minutes of the Company.

         6.3 Action Upon Admission of Additional Members. Action of the Company to be adopted by the members shall require the vote or consent of the members holding more than fifty percent (50%) of the membership interests. A member upon reasonable advance notice to the other member may call a meeting of the members for the purpose of considering and voting upon any proposed action of the Company. Any notice given regarding a meeting at which action is proposed, shall describe generally the matter to be considered. Such notice may be oral or in writing.

         6.4      Disassociation/Assignment.

                  (a) No member shall have the right to dissociate voluntarily from the Company without the written consent of the other members. If a member desires to withdraw from the Company, the other members shall have the right to purchase the Company interest of the member desiring to withdraw at a price and in accordance with procedures set forth in Section 6.4(b) below. If the other members do not purchase such interest, then the Company shall be dissolved and liquidated. No member shall have the right to assign all or any portion of such member's interest in the Company without the written consent of the other members. If the members consent to the assignment of another member's interest in the Company, then such other member shall be free to assign such interest as set forth in the written consent. An assignee of a member's interest only entitles such person to the financial rights of the assignor member to the extent assigned. An assignee of an interest in the Company may become a member only if all of the members consent in writing. A member who assigns all such interest in the Company does not cease to be a member until the assignee of such interest is substituted as a member by unanimous written consent of the other members.

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                  (b)      The buyout price of the member's interest in the
Company determined as follows:

                           (i)      The buyout price of a dissociated member's
interest is the amount that would have been distributable to the dissociating member if, on the date of dissociation, the assets of the Company were sold at a price equal to the greater of the liquidation value or the value based on a sale of the entire business as a going concern without the dissociated member, and the Company were would up as of that date. In either case, the sale price of the Company assets shall be determined on the basis of the amount that would be paid by a willing buyer to a willing seller, neither being under any compulsion to buy or sell, and with knowledge of all relevant facts. Interest shall be paid from the date of dissociation to the date of payment.

                           (ii)     Damages for wrongful dissociation and all
other amounts owing, whether or not presently due, from the dissociated member to the Company, shall be offset against the buyout price. Interest shall be paid from the date the amount owed becomes due to the date of payment.

                           (iii)    If no agreement for the purchase of a\
dissociated member's interest is reached within 120 days after a written demand for payment, the Company shall pay, or cause to be paid, in cash to the dissociated member the amount the Company estimates to be the buyout price determined under subsection (i), with accrued interest, reduced by any offsets under subsection (ii), with accrued interest.

                           (iv)     If a deferred payment is authorized under
subsection (vi), the Company may tender a written offer to pay the amount it estimates to be the buyout price and accrued interest, reduced by any offsets under subsection (ii), stating the time of payment, the amount and type of security for payment, and the other terms and conditions of the obligation.

                           (v)      The payment or tender required by subsection
(iii) or (iv) shall be accompanied by all of the following:

                                    (A)      A statement of Company assets and
liabilities as of the date of dissociation.

                                    (B)      The latest available Company
balance sheet and income statement, if any.

                                    (C)      An explanation of how the estimated
amount of the payment was calculated.

                                    (D)      Written notice that the payment is
in full satisfaction of the obligation to purchase unless, within 120 days after date of mailing of the written notice, the dissociated member commences an action to determine the buyout price, any offsets under subsection (ii), or other terms of the purchase obligation.

                           (vi)     A member who wrongfully dissociates before

the expiration of a definite term or the completion of a particular undertaking is not entitled to payment of any portion

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of the buyout price until the expiration of the term or completion of the undertaking, unless the member established to the satisfaction of the court that earlier payment will not cause undue hardship to the business of the Company. A deferred payment shall be adequately secured and bear interest.

                           (vii)    A dissociated member may maintain an action
against the Company, to determine the buyout price of that member's interest, any offsets under subsection (ii), or other terms of the purchase obligation. The action shall be commenced within 120 days after mailing the Company's tender of payment or an offer to pay or within one (1) year after mailing a written demand for payment if no payment or offer to pay is tendered. The court shall determine the buyout price of the dissociated member's interest, any offset due under subsection (ii), and accrued interest, and enter judgment for any additional payment or refund. If deferred payment is authorized under subsection
(vi), the court shall also determine the security for payment and other terms of the obligation to purchase. The court may assess reasonable attorney's fees and the fees and expenses of appraisers or other experts for a party to the action, in amounts the court finds equitable, against any other party, if the court finds that the other party acted arbitrarily, vexatiously, or not in good faith, including the Company's failure to tender payment or an offer to pay or to comply with the requirements of subsection (v).

                           (viii)   The interest rate for purposes of this
Section 6.4(b) shall be the applicable federal rate as determined from time to time by the United States Treasury pursuant to U.S.C. Section 1274(d) or any successor law.

                                   ARTICLE 7
                            ACCOUNTING AND REPORTING

                  The Company shall keep at its registered office the records required by the Act and such records shall be subject to inspection and copying at the reasonable request of a member. As soon as practicable, after the end of each fiscal year, each member shall be furnished with a copy of the income statement and balance sheet of the Company as of the last day of such fiscal year. The obligation hereunder may be satisfied by furnishing each member a copy of the income tax return of the Company. The fiscal year of the Company shall be the calendar year.

                                   ARTICLE 8
                           DISSOLUTION AND TERMINATION

         8.1 Term. The Company shall have perpetual existence, except that the Company shall be dissolved upon the occurrence of one of the following:

                  (a) Unanimous written agreement of all of the members to dissolve the Company.

                  (b) When there is no remaining member, unless either of the following:

                           (i)      The holders of all of the financial rights
in the limited liability company agree in writing, within ninety (90) days after the cessation of membership of the last member, to continue the legal existence and business of the limited liability company and to appoint one or more new members; or

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                           (ii)     The legal existence and business of the
limited liability company is continued and one or more new members are appointed by the holders of all of the financial rights in the limited liability company.

                  (c) When the limited liability company is not the successor limited liability company in the merger or consolidation with one or more limited liability companies or other entities.

                  (d)      Entry of a decree of judicial dissolution under
Section 7-80-802 of the Act.

                  (e) Occurrence of any other event of dissolution specified in this Agreement.

         8.2 Liquidation. Upon dissolution of the Company, its affairs shall be wound up and its assets distributed in accordance with the Act, except that the distribution to each member shall be subject to the provisions of
Section 9.1(e) below.

                                    ARTICLE 9
                                 TAX PROVISIONS

         9.1 Tax Treatment. Notwithstanding anything to the contrary contained herein, the following provisions are hereby adopted to govern certain tax matters affecting the Company in the event the Company is treated as a partnership under the Internal Revenue Code:

                  (a) The members' capital accounts shall be established, determined and maintained for each member and assignee in accordance with
Section 1.704-1(b)(2)(iv) of the Treasury Regulations ("Treas. Reg.").

                  (b) "Net Profits" or "Net Losses" for any fiscal year or other period shall be an amount equal to the sum of (a) the Company's taxable income or loss for such year or period as computed for federal income tax purposes and subject to Treas. Reg. Section 1.704-1(b)(2)(iv)(g), and (b) any income of the Company for such year or period exempt from federal income taxation and any gain on in-kind distributions to be taken into account under Treas. Reg. Section 1.704-1(b)(2)(iv)(e)(1), reduced by (c) any expenditures of the Company for such year or period not deductible in computing taxable income and not properly chargeable to the capital accounts and any losses on in-kind distributions to be taken into account under Treas. Reg. Section 1.704-1(b)(2)(iv)(e)(1). Without limitation, all items of income, gain, loss or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss. Net Profits and Net Losses of the Company for any Fiscal Year or other period shall be allocated to the members in accordance with their respective membership interests.

                  (c) If there is a net decrease in Company minimum gain for a Company taxable year, each member shall be allocated items of Company income and gain for that year equal to that member's share of the net decrease in Company minimum gain. This provision is intended to constitute a "minimum gain chargeback requirement" and its shall be interpreted and administered in accordance with Treas. Reg. Section 1.704-2(f).

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                  (d)      In accordance with Section 704(c) of the Code and the
Treasury Regulations thereunder, income, gain, loss, deduction with respect to any property contributed to the capital of the Company shall, solely for tax purposes, be allocated among the members so as to take account of the variation between the adjusted basis of such property to the Company for federal income tax purposes and its initial fair market value. Any elections or other decisions relating to Code Section 704(c) allocations shall be made by the members in any manner that reasonably reflects the purpose and intention of this Agreement.
Code Section 704(c) allocations pursuant to this section are solely for purposes of federal, state, and local taxes and shall not affect, or in any way be taken into account in computing any member's capital account or share of Net Profits, Net Losses, other items, or distributions pursuant to any provision of this Agreement.

                  (e) Upon liquidation of the Company (or any member's interest in the Company), liquidating distributions shall in all cases be made in accordance with the positive capital account balances of the members, as determined after taking into account all capital account adjustments for the Company taxable year during which such liquidation occurs, by the end of such taxable year or, if later, within 90 days after the date of such liquidation, except as permitted by Treas. Reg. Section 1.704-1(b)(2)(ii)(b). In no event, however, shall any member be required to restore a deficit in such member's capital account. Instead of restoring a deficit balance in such member's capital account, a member who unexpectedly receives an adjustment, allocation or distribution described in Treas. Reg. Section 1.704-1(b)(2)(ii)(d)(4), (5) or
(6) will be allocated items of income and gain (consisting of a pro rata portion of each item of Company income, including gross income and gain for such year) in a manner sufficient to eliminate the deficit capital account balance as quickly as possible. It is intended hereby that this constitute a of "qualified income offset" as described in Treas. Reg. Section 1.704-1(b)(2)(ii)(d)(3) and the same shall be interpreted and administered in accordance with Treas. Reg.
Section 1.704-1(b)(2)(d).

         9.2 Tax Matters Member. The Member is hereby designated the tax matters member. The tax matters member shall be responsible for filing on behalf of the Company with the Internal Revenue Service the required annual income tax return and filing with the appropriate state tax authorities the required state income tax returns.

                                   ARTICLE 10
                               GENERAL PROVISIONS

         10.1 Entire Agreement. This Agreement embodies the entire understanding of the Member concerning the Company.

         10.2 Amendment. This Agreement may only be amended with the written consent of the Member.

         10.3 Notices. (a) All notices required or permitted by this Agreement shall be in writing and shall be hand delivered, sent by registered or certified mail, postage prepaid, or by facsimile (and confirmed in writing delivered or sent by one of the other methods described herein), and shall be effective when delivered or, if mailed, on the date set forth on the receipt of registered or certified mail, or on the fifth day after mailing, whichever is earlier, or, if by facsimile, on the first business day after receipt of such facsimile.

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                  (b)      In computing any period of time under this Agreement,
the day of the act, event or default from which the designated period of time begins to run shall not be included. The last day of the period so computed shall be included, unless it is a Saturday, Sunday or legal holiday, in which event the period shall ran until the end of the next day which is not a Saturday, Sunday or legal holiday.

         10.4 No Partition. No member shall have the right to maintain any action for partition with respect to any of the assets of the Company.

         10.5 Applicable Law. This Agreement shall be construed in accordance with and governed by the laws of the State of Colorado.

                  IN WITNESS WHEREOF the Member has executed this Agreement to be effective as of the date first above written.

                  MEMBER:

                  SCI Technology, Inc.

                  By: /s/ Michael M. Sullivan
                      -----------------------------
                  Name: Michael M. Sullivan
                  Title: Secretary & Corporate Counsel

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                                    EXHIBIT A

                       (Attached to and forming a part of
                           the Operating Agreement of
                            SCI Plant No. 22, L.L.C.
                           dated as of March 31, 2000)

         Description of Property Being Contributed to the Initial Capital of the Company

    Member                     Description           Value
    ------                     -----------           -----
SCI Technology, Inc.              Cash               $1,000